EXHIBIT 10.2

CONSULTING AND CONFIDENTIALITY AGREEMENT

This CONSULTING AND CONFIDENTIALITY AGREEMENT (this “Agreement”) is entered into as of April 20, 2020 (the “Effective Date”), by and between IGL Pharma, Inc., a Delaware corporation (“IGL Pharma”) and QSAM Therapeutics Inc., a Texas corporation (“QSAM”).

WHEREAS, capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in that certain Patent and Technology License Agreement and Trademark Assignment dated April 20, 2020 between IGL Pharma and QSAM (the “License Agreement”);

WHEREAS, in connection with the License Agreement, the parties agree that IGL Pharma shall provide consultancy and advisory services related to its grant to QSAM of an exclusive license under Patents and Product Data for a period of time limited and defined herein (the “Consultancy”) to assist QSAM with commercialization of the Product; and

WHEREAS, as part of the Consultancy, QSAM is willing to disclose Confidential Information (as defined below) to IGL Pharma, and IGL Pharma is willing and agrees to receive such information on a confidential basis in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, QSAM and IGL Pharma hereby agree to be legally bound as follows:

1. Nature and Scope of Consultancy. IGL Pharma will provide Consultancy, as reasonably requested by QSAM, through assisting and advising QSAM with scientific and manufacturing support, and other areas. The parties agree that R. Keith Frank and Jaime Simón, principals of IGL Pharma, will be providing the Consultancy services to QSAM. On the first day of each month commencing sixty days after the Effective Date of the License Agreement and then for the following twenty-four (24) months, QSAM agrees to compensate IGL Pharma $8,500 for Consultancy services performed pursuant to this Agreement.

The parties hereto expect that all activities conducted by IGL Pharma as part of the Consultancy will take place at IGL Pharma’s places of business or at locations chosen by IGL Pharma for its own convenience and that all non-written communication will be through teleconference and WebEx.

For avoidance of doubt, nothing contained within this Agreement shall impose an obligation of exclusivity on one party by the other. Both parties reserve the right to enter into and participate in other activities (either alone or with a third party) including QSAM seeking consultancy from other external consultants, advisors and/or representatives.

2. Confidential Information. The term “Confidential Information” shall have the meaning as set forth in the License Agreement and Article 8 of the License Agreement is hereby incorporated by reference in its entirety.

3. Inventions. IGL Pharma acknowledges that any and all inventions, products, designs, drawings, notes, documents, information, documentation, improvements, works of authorship, processes, techniques, know-how, algorithms, specifications, biological or chemical specimens or samples, and other materials of any kind (collectively known as “Inventions”) conceived or originated by IGL Pharma with the use of the Confidential Information in the course of providing Consultancy shall be assigned to QSAM and remain the exclusive property of QSAM. IGL Pharma hereby assigns and agrees to take all actions to assign to QSAM all of IGL Pharma’s right, title and interest in and to any Invention. QSAM is under no obligation to use or otherwise exploit such Inventions, and QSAM is under no obligation to compensate IGL Pharma for such Inventions. IGL Pharma does not convey to QSAM any interest in any idea or invention other than Inventions.

4. Term and Termination. The provisions of this Agreement shall take effect upon execution of the License Agreement, and the contemporaneous execution of this Agreement, by all parties and shall continue for a period of twenty-four (24) months, including the period that covers the final payment hereunder, or as extended by the parties. This Agreement shall terminate immediately, and without any notice from either party, upon termination of the License Agreement for whatever reason.

5. Indemnification; Disclaimer of Liability.

(i) IGL Pharma shall indemnify, defend and hold QSAM, its Affiliates and their respective officers, directors, employees and agents (each, an “Indemnified Party”) harmless from and against any and all third party claims, liabilities, lawsuits, threats of lawsuits or other governmental action, or losses suffered, incurred or sustained by any Indemnified Party, by reason of any action to the extent arising out of: (a) IGL Pharma’s material breach of this Agreement, including any breach of a representation or warranty made by IGL Pharma under this Agreement; (b) any negligent act or willful misconduct on the part of IGL Pharma, Affiliates of IGL Pharma, subcontractors of IGL Pharma, or its or their respective employees or agents in performing any obligations under this Agreement; or (c) any assertion that IGL Pharma is not an independent contractor. Notwithstanding the foregoing, IGL Pharma shall not be liable for losses to the extent such losses are caused by the gross negligence or willful misconduct of QSAM.

(ii) QSAM shall indemnify, defend and hold IGL Pharm, its Affiliates and their respective officers, directors, employees and agents (each, an “Indemnified Party”) harmless from and against any and all third party claims, liabilities, lawsuits, threats of lawsuits or other governmental action, or losses suffered, incurred or sustained by any Indemnified Party, by reason of any action to the extent arising out of: (a) QSAM’s material breach of this Agreement; (b) any negligent act or willful misconduct on the part of QSAM, Affiliates of QSAM, subcontractors of QSAM, or its or their respective employees or agents in performing any obligations under this Agreement; or (c) any assertion that QSAM is not an independent contractor. Notwithstanding the foregoing, IGL Pharma shall not be liable for losses to the extent such losses are caused by the gross negligence or willful misconduct of QSAM.

(iii) IN NO EVENT SHALL ANY PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS OR EXPECTED SAVINGS OR OTHER ECONOMIC LOSSES, OR FOR INJURY TO PERSONS OR PROPERTY) ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT OR ITS SUBJECT MATTER, REGARDLESS OF WHETHER THE PARTY KNOWS OR SHOULD KNOW OF THE POSSIBILITY OF SUCH DAMAGES.

6. General.

(i) All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person, mailed by a reputable overnight courier (return receipt requested), or mailed by certified U.S. mail (return receipt requested) to the parties at the following addresses, or at such other addresses as shall be specified by the parties by like notice:

If to QSAM:

QSAM Therapeutics Inc.

Attn: Chief Executive Officer

3616 Far West Blvd., Suite 117-292

Austin, TX 78731

If to IGL Pharma:

IGL Pharma Pharmaceuticals, Inc.

Attn: Chief Executive Officer

1004 Velasco Street

Angleton, TX 77515

(ii) This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

(iii) Failure or delay by either party in exercising or enforcing any provision, right, or remedy under this Agreement, or waiver of any remedy hereunder, in whole or in part, shall not be deemed a waiver thereof, or prevent the subsequent exercise of that or any other rights or remedy.

(iv) This Agreement may not be assigned or otherwise transferred by either party hereto without the prior written consent of the other party; provided, however, that either party may assign this Agreement, without the consent of the other party, (a) to any of its Affiliates, if the assigning party unconditionally guarantees the full performance of such Affiliate’s obligations hereunder or (b) in connection with such party’s merger, consolidation or transfer or sale of all or substantially all of the assets of such party to which this Agreement relates, provided, that the successor, surviving entity, purchaser of assets, transferee, or other similar party, as applicable, expressly assumes in full in writing such party’s obligations under this Agreement. Any purported assignment in contravention of this Section 6(iv) shall, at the option of the non-assigning party, be null and void and of no effect. No assignment shall release either party from responsibility for the performance of any accrued obligation of such party hereunder. This Agreement shall be binding upon and enforceable against the successor to or any permitted assignees from either of the parties hereto.

(v) All expenses, including the fees of any attorneys, accountants, or others engaged by a party, incurred in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby and thereby, shall be paid by the party incurring such expenses.

(vi) If there is any conflict between the provions of this Agreement and the License Agreement, the provisions in the License Agreement will control.

(vii) This Agreement, including the validity, construction, interpretation and performance thereof, shall be governed entirely by the laws of the State of Delaware, without regard to its conflict of laws provisions.

(viii) If any dispute or disagreement arises between IGL Pharma and QSAM in respect of this Agreement, it will be settled as set forth in Section 13.2 of the License Agreement, said Section 13.2 being hereby incorporated by reference in its entirety.

(ix) If any provisions of this Agreement shall be held to be illegal, invalid, or unenforceable under any applicable law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid, and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

(x) The headings in the Agreement are for convenience only and will not be deemed to affect in any way the language of the provisions to which they refer.

(xi) No provision of this Agreement shall be deemed or construed in any way to result in the creation of any rights or obligations in any person or entity not a party to this Agreement.

(xii) Neither party shall be held in breach of this Agreement for failure to perform any of its obligations hereunder to the extent and for the time period such performance is prevented in whole or in part by reason of any Force Majeure event, including but not limited to industrial disputes, strikes, lockouts, riots, mobs, fires, floods, pandemics, and other natural disasters and Acts of God, wars declared or undeclared, civil strife, embargo, delays in delivery or defects or shortages of raw materials from suppliers, loss or breakdown of any production equipment, losses or shortage of power, damage to or loss of goods in transit, currency restrictions, or events caused by reason of laws, regulations or orders by any government, governmental agency or instrumentality or by any other supervening unforeseeable circumstances whatsoever beyond the control of the party so affected. The party so affected shall (a) give prompt written notice to the other party of the nature and date of commencement of the Force Majeure event and its expected duration; and (b) use its commercially reasonable efforts to avoid or remove the Force Majeure event as soon as possible to the extent it is so able to do so.

(xiii) Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) “include”, “includes” and “including” are not limiting and mean include, includes and including, without limitation; (b) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (c) references to an agreement, statute or instrument mean such agreement, statute or instrument as from time to time amended, modified or supplemented; (d) references to a person are also to its permitted successors and assigns; (e) references to an “Article”, “Section”, “Exhibit” or “Schedule” refer to an Article or Section of, or any Exhibit or Schedule to, this Agreement unless otherwise indicated; (f) the word “will” shall be construed to have the same meaning and effect as the word “shall”; and (g) the word “any” shall mean “any and all” unless otherwise indicated by context. The parties to this Agreement further agree that it was negotiated fairly between them at arms’ length and that the final terms of this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore should not be construed against a party to it on the grounds that the party drafted or was more responsible for drafting the provision(s).

(xiv) IGL Pharma shall be acting as an independent contractor in performing the Consultancy and shall not be considered or deemed an agent, employee, joint venturer, or partner of QSAM. Neither party shall have, or shall represent that it has, any power, right or authority to bind the other party to any obligation or liability, or to assume or create any obligation or liability on behalf of the other party.

(xv) IGL Pharma represents and warrants to QSAM that it will not use in any capacity the services of any person or entity debarred under subsections 306(a) or (b) of the Federal Food, Drug, and Cosmetic Act to perform any of the Consultancy services.

(xvi) This Agreement may be executed in one or more counterparts which together shall constitute a single agreement. Copies of executed counterparts transmitted by facsimile or other electronic transmission means shall be considered original executed counterparts for purposes of this Section 6(xvii).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the Effective Date.

QSAM Therapeutics Inc.		IGL Pharma, Inc.

	/s/ Douglas Baum		/s/ C. Richard Piazza
Name:	Douglas Baum	Name:	C. Richard Piazza, PhD
Title:	CEO	Title:	President & CEO